Exhibit 16

June 5, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 29, 1998, of Elantec Semiconductor, Inc. and are in agreement with the statements contained in the second, third and fourth sentences of the first paragraph and the sentence in the second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                   /s/ Ernst & Young LLP